                                                    --------------------------
                                                            OMB APPROVAL
                                                    --------------------------
--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
                                                    --------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
     GREGORY B. HULTGREN                       (Month/Day/Year)              TEXAS CAPITAL BANCSHARES, INC.      (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)          05/01/00                   5. Relationship of Reporting        -----------------------
     2100 MCKINNEY AVENUE, 9TH FLOOR       ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting              Director       10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                   X  Form filed by
     DALLAS        TEXAS       75201          (voluntary)                  X   Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                         EXECUTIVE VICE PRESIDENT AND           --- More than One
                                                                         CHIEF FINANCIAL OFFICER                    Reporting Person
                                                                         ------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                        51,800                          D(1)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                         3,200                          I                       SHARES HELD IN AN IRA
                                                                                                            FOR THE BENEFIT OF
                                                                                                            MR. HULTGREN.
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)

(1)  Shares held by Mr. Hultgren and his wife, Rose M. Hultgren, as tenants in common.

                                                        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION
                                                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                        A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/99  10/01/08     COMMON STOCK       4,000        $12.50          D
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/00  10/01/08     COMMON STOCK       4,000        $12.50          D
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/01  10/01/08     COMMON STOCK       4,000        $12.50          D
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/02  10/01/08     COMMON STOCK       4,000        $12.50          D
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/03  10/01/08     COMMON STOCK       4,000        $12.50          D
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/99  10/01/08     COMMON STOCK       2,000        $12.50          I        OPTIONS HELD BY
                                                                                                                 ROSE M. HULTGREN,
                                                                                                                 HIS WIFE
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/00  10/01/08     COMMON STOCK       2,000        $12.50          I        OPTIONS HELD BY
                                                                                                                 ROSE M. HULTGREN,
                                                                                                                 HIS WIFE
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/01  10/01/08     COMMON STOCK       2,000        $12.50          I        OPTIONS HELD BY
                                                                                                                 ROSE M. HULTGREN,
                                                                                                                 HIS WIFE
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/02  10/01/08     COMMON STOCK       2,000        $12.50          I        OPTIONS HELD BY
                                                                                                                 ROSE M. HULTGREN,
                                                                                                                 HIS WIFE
------------------------------------------------------------------------------------------------------------------------------------
OPTION                           10/01/03  10/01/08     COMMON STOCK       2,000        $12.50          I        OPTIONS HELD BY
                                                                                                                 ROSE M. HILTGREN,
                                                                                                                 HIS WIFE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
                                                                                 /s/ GREGORY B. HULTGREN             AUGUST 4, 2000
                                                                                 ----------------------------------  ---------------
                                                                                 **Signature of Reporting Person        Date


**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.